Contact: Ray Wallin                                        Exhibit 99.1
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
Press Release
MICREL REPORTS 2012 THIRD QUARTER
FINANCIAL RESULTS

•	Revenues of $62.9 million, down 1.2% from the second quarter of 2012

•	GAAP net income of $4.7 million, or $0.08 per diluted share, compared to $6.0 million, or $0.10 per diluted share, in the prior quarter

•	Non-GAAP earnings per diluted share of $0.10 compared to $0.12 in the prior quarter

•	Gross margin of 52.9% compared to 55.2% in the prior quarter

•	Third quarter book-to-bill ratio greater than 1:1

•	Repurchased nearly 1.4 million shares of Micrel common stock for a total of $13.7 million

•	During the third quarter, Micrel's Board of Directors authorized a 6.25% increase to the company's common stock dividend to $0.0425 per share payable on November 23, 2012

San Jose, CA, October 25, 2012 - Micrel, Incorporated (Nasdaq NM: MCRL), a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets, today announced financial results for the third quarter ended September 30, 2012.
Third quarter revenues totaled $62.9 million, a decrease of $0.8 million, or 1.2%, from $63.7 million in the second quarter of 2012. The decrease in revenues during the third quarter is primarily a result of lower sales of the Company's timing and communications products partially offset by gathering momentum in LAN solutions product sales.
Third quarter 2012 GAAP net income of $4.7 million, or $0.08 per diluted share, compares to second quarter 2012 GAAP net income of $6.0 million, or $0.10 per diluted share, and GAAP net income of $9.2 million, or $0.15 per diluted share in the same period of 2011. Third quarter 2012 non-GAAP net income of $5.8 million, or $0.10 per diluted share, compares to second quarter 2012 non-GAAP net income of $7.3 million, or $0.12 per diluted share, and non-GAAP net income of $10.2 million, or $0.16 per diluted share in the same period of 2011. A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables at the end of this press release. Non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects.

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

Micrel's recent design wins in the data communication segment demonstrate Micrel's ability to develop state-of-the-art energy efficient DC-to-DC convertors. The Company's SuperSwitcherII™ family of DC-to-DC convertors has been adopted by major data communication OEMs to power demanding high efficiency communication data cards. This is just a sampling of Micrel's recent successes with recent product introductions. The Company continues to focus its efforts on solving the most challenging problems customers face.
Commenting on the third quarter results, Micrel's President and CEO Ray Zinn said, “Third quarter revenues of $62.9 million and net income of $0.08 per diluted share were each within our range of expectations for the quarter. Operationally, third quarter gross margin declined sequentially to 52.9% from 55.2% due to lower factory capacity utilization and a mix shift to lower margin consumer-related products. Despite the challenging environment, I am encouraged by the continuing strength of our bookings, which have yielded a book-to-bill ratio above one for the third quarter and solidly above one on a year-to-date basis. In addition, we remain very focused on increasing shareholder value through our stock repurchase program and quarterly dividend payments. This past quarter, Micrel spent $13.7 million to repurchase nearly 1.4 million shares of common stock and we also increased our quarterly dividend 6.25% to $0.0425 per common share to shareholders of record as of November 9, 2012. And finally, as part of keeping pace with the dynamics of an ever changing market landscape, we recently renamed several of our product groups to more accurately reflect current technology trends and customer needs. Analog is now called Micrel's high performance linear and power group; Ethernet is LAN solutions and Micrel's High Bandwidth product line is now the timing and communications product group.”
Outlook
Mr. Zinn continued, “While we are experiencing a challenging overall macroeconomic environment, we are encouraged with the on-going strength of our products for the wireless handset and communications end markets.  We are also gaining traction with our new Super SwitcherII™ products.  Overall, I am pleased with our ability to control expenses, and at the same time, create best-in-class products.  With this as our foundation, I am confident that as the economy improves, we will see resurgence in Micrel's revenue growth.

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

Looking ahead to the fourth quarter, based on historical trends and our current visibility, we expect that fourth quarter 2012 revenues will be flat to down 6% on a sequential basis. Gross profit margin is expected to be in the range of approximately 51.0% to 53.0% based on our anticipated product mix and factory utilization rate. In addition, we expect that fourth quarter 2012 GAAP net income will be approximately $0.04 to $0.07 per diluted share.” Mr. Zinn concluded.
Dividend
The Company announced today that Micrel's Board of Directors has authorized a quarterly cash dividend of $0.0425 per share of common stock. The payment of this dividend will be made on November 23, 2012 to shareholders of record as of November 9, 2012.
Share Repurchase Plan
In the third quarter of 2012, the Company repurchased nearly 1.4 million shares for a total of $13.7 million. As of September 30, 2012, up to approximately $25.3 million of additional repurchases of the Company's stock remain under the stock repurchase plan authorized by the Board of Directors. The authorization will stay in effect until the aggregate authorized amount is expended or the authorization is modified by the Board of Directors. Going forward, the timing and amount of any repurchase of shares will continue to be determined by the Company's management, based on its evaluation of market conditions, cash on hand and other factors. The repurchases may occur from time to time in the open market or in privately negotiated transactions; provided that the repurchases are made in accordance with the terms of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Enhancing shareholder value continues through Micrel's stock repurchase program and quarterly dividend payments.  Since 2001, the Company has spent $424 million repurchasing Micrel common stock and paid out approximately $51 million dollars in dividends to shareholders of record since the dividend program began in 2007. During the last three quarters, free cash flow was approximately 11% of revenue.  The share repurchases, combined with third quarter dividend payments, amounted to approximately 3.7 times free cash flow.

Conference Call

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time), on October 25, 2012. President and Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of the 2012 third quarter financial results, discuss current business conditions, and then respond to questions.
The call is available, live, to any interested party, on a listen-only basis, by dialing (866) 200-6965 and entering the participant code 71344414 followed by the # key.  For international callers, please dial (646) 216-7221 and enter the participant code 71344414 followed by the # key.  A live webcast will also be available at the 'Investors' section of Micrel's website at: www.micrel.com.  An audio replay of the conference call will be available for all interested parties through November 1, 2012, by dialing (877) 764-8174 or (646) 583-7395 and entering the participant code 276611 followed by the # key.  The webcast replay will also be available on the Company's website.

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for LAN or timing and communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements and forecasts; the global economic situation; the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel's operating cash flow, and economic and industry projections. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

Non-GAAP Reporting
The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company's future operating results. The Company's management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation. In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share. These non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects. Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company's on-going operating performance after exclusion of these items. The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.
Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP. It should also be noted that Micrel's non-GAAP information may be different from the non-GAAP information provided by other companies.
About Micrel
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: www.micrel.com.
For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.
-Financial Tables to Follow-

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2012	2011	2012	2012	2011
Net revenues	$62,928	$64,244	$63,699	$187,778	$200,248
Cost of revenues*	29,661	28,567	28,565	86,201	86,797
Gross profit	33,267	35,677	35,134	101,577	113,451
Operating expenses:
Research and development*	15,341	12,637	13,920	42,585	37,389
Selling, general and administrative*	11,847	10,985	12,179	35,186	34,748
Total operating expenses	27,188	23,622	26,099	77,771	72,137
Income from operations	6,079	12,055	9,035	23,806	41,314
Interest and other income (expense):
Interest income	166	186	187	554	553
Interest expense	47	—	(42)	—	(18)
Other income (expense)	2	66	(123)	(121)	141
Interest and other income (expense), net	215	252	22	433	676
Income before income taxes and noncontrolling interest	6,294	12,307	9,057	24,239	41,990
Provision for income taxes	1,600	3,095	3,026	8,098	12,992
Net income	4,694	9,212	6,031	16,141	28,998
Less: Net income attributable to noncontrolling interest	(9)	—	(4)	(13)	—
Net income attributable to Micrel, Incorporated	$4,685	$9,212	$6,027	$16,128	$28,998

Net income per share attributable to Micrel, Incorporated:
Basic	$0.08	$0.15	$0.10	$0.27	$0.47
Diluted	$0.08	$0.15	$0.10	$0.27	$0.46

Shares used in computing per share amounts:
Basic	59,242	62,043	60,217	60,096	62,017
Diluted	59,889	62,465	60,837	60,774	62,850

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$274	$246	$282	$840	$772
Research and development	646	615	812	2,203	1,666
Selling, general and administrative	719	629	815	2,287	1,737

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2012	2011	2012	2012	2011

GAAP net income attributable to Micrel, Incorporated	$4,685	$9,212	$6,027	$16,128	$28,998
Adjustments :
Stock-based compensation included in:
Cost of revenues	274	246	282	840	772
Research and development	646	615	812	2,203	1,666
Selling, general and administrative	719	629	815	2,287	1,737
Tax effect of adjustments	(558)	(512)	(679)	(1,863)	(1,504)
Total adjustments	1,081	978	1,230	3,467	2,671
Non-GAAP net income attributable to Micrel, Incorporated*	$5,766	$10,190	$7,257	$19,595	$31,669

Non-GAAP shares used in computing non-GAAP income per share attributable to Micrel, Incorporated:
Basic	59,242	62,043	60,217	60,096	62,017
Diluted**	60,177	62,788	61,142	61,060	63,144

GAAP net income per share - Basic	$0.08	$0.15	$0.10	$0.27	$0.47
Total adjustments to GAAP net Income	0.02	0.01	0.02	0.06	0.04
Non-GAAP net income per share - Basic	$0.10	$0.16	$0.12	$0.33	$0.51

GAAP net income per share - Diluted	$0.08	$0.15	$0.10	$0.27	$0.46
Total adjustments to GAAP net Income	0.02	0.01	0.02	0.05	0.04
Non-GAAP net income per share - Diluted	$0.10	$0.16	$0.12	$0.32	$0.50

* Non-GAAP results were reached by excluding the stock-based compensation expense and related income tax effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

** Non-GAAP shares have been adjusted from diluted outstanding shares calculated under ASC 718.

Micrel Reports 2012 Third Quarter Financial Results
October 25, 2012

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$108,692	$137,875
Accounts receivable, net	32,958	25,385
Inventories	38,945	36,286
Income taxes receivable	2,205	6,881
Other current assets	1,973	2,883
Deferred income taxes	22,902	22,854
Total current assets	207,675	232,164

LONG-TERM INVESTMENTS	6,884	6,857
PROPERTY, PLANT AND EQUIPMENT, NET	60,099	60,884
DEFERRED INCOME TAXES	9,976	8,657
GOODWILL	6,189	—
INTANGIBLE ASSETS, NET	8,181	—
OTHER ASSETS	1,761	1,413
TOTAL	$300,765	$309,975

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,745	$17,096
Deferred income on shipments to distributors	29,469	30,671
Other current liabilities	10,033	9,329
Total current liabilities	58,247	57,096

LONG-TERM INCOME TAXES PAYABLE	6,004	6,450
LONG-TERM DEFFERRED INCOME TAXES	908	—

MICREL, INCORPORATED SHAREHOLDERS' EQUITY	234,616	246,429
NONCONTROLLING INTEREST	990	—
TOTAL SHAREHOLDERS' EQUITY	235,606	246,429
TOTAL	$300,765	$309,975